Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Unisys Corporation of our report dated March 1, 2023, except for the change in the manner in which the Company accounts for segments as discussed in Note 2 to the consolidated financial statements, as to which the date is February 21, 2025, and except for the change in composition of reportable segments discussed in Note 20 to the consolidated financial statements, as to which the date is May 30, 2025, relating to the financial statements and financial statement schedule, which appears in Unisys Corporation’s Current Report on Form 8-K dated May 30, 2025.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 16, 2025